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The Board of Directors
Inland Retail Real Estate Trust, Inc.:

We consent to the use of our report dated September 18, 1998 related to the Balance Sheet of Inland Retail Real Estate Trust, Inc., our report dated
April 30, 1998 related to the Historical Summary of Gross Income and Direct Operating Expenses of Lake Walden Square for the year ended December 31,
1997, our report dated April 30, 1998 related to the Historical Summary of Gross Income and Direct Operating Expenses of Lake Olympia Square for the year ended December 31, 1997, and our report dated October 20, 1998 related to the Historical Summary of Gross Income and Direct Operating Expenses of Merchants Square Shopping Center for the year ended December 31, 1997, included in the Registration Statement on Form S-11 filed by Inland Retail Real Estate Trust, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.


                                            /s/ KPMG LLP
Chicago, Illinois

February 10, 1999